Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-140245, 333-140244, 333-32596 and 333-33931) of Northern Technologies International Corporation and Subsidiaries of our report dated November 6, 2007, which appears on page [33] of this annual report on Form 10-KSB for the year ended August 31, 2007.

/s/ Virchow, Krause & Company, LLP

Minneapolis, Minnesota
November 29, 2007